Exhibit 99.1

RegeneRx Biopharmaceuticals Inc.	PHONE 301.208.9191
15245 Shady Grove Road, Suite 470	FAX 301.208.9194
Rockville, Maryland 20850	WEB www.regenerx.com

July 22, 2021

Dear Stockholder:

The past few months have been very rewarding with respect to analysis of our ARISE-3 dry eye (DES) clinical trial, the data pooled from all three ARISE DES trials, and the receipt of $2 million of new capital from our recent financing. We would like to take this opportunity to briefly update you on these events, as well as our regulatory and operational plans over the rest of 2021 with respect to RGN-259. It is our intent to simplify the discussion of the clinical results, which can otherwise be quite technical. As always, we reserve the right to modify our goals and expectations from time to time in accordance with clinical development of our product candidates, FDA interaction, access to capital markets, and the general climate in the pharmaceutical industry.

RGN-259 Clinical Trials (ARISE-1, -2, -3)

Background

As you know, the development of RGN-259 for ocular diseases in North America is being sponsored by ReGenTree, LLC, a joint venture between RegeneRx and GtreeBNT, our Korean partner. GtreeBNT is responsible for operating ReGenTree and funding its ophthalmic clinical development program. We have also licensed the rights to RGN-259 to GtreeBNT for South Korea and a number of additional countries throughout Asia. Additionally, we licensed RGN-259 for development in Greater China to Lee’s Pharma, a Hong Kong-based biopharmaceutical company.

Dry eye syndrome is a multi-factorial disease that has many causes and occurs in a variety of patients. Some factors include aging, menopause, medications, autoimmune diseases, exposure to dry circulating air such as may be the case in an airplane or hours in front of a computer, exposure to environmental factors such as pollution, habitation in an arid climate, and certain ocular surgeries and injuries. While there are a variety of potential causes of DES, the common theme is that dry eye syndrome is associated with damage to the cornea, pain to the patient, and a reduction in quality of life.

To market a drug or biologic specifically for the treatment of dry eye syndrome in the U.S., the FDA typically requires both a sign and symptom of dry eye to be improved by a statistically significant margin in a series of well-controlled clinical trials. A sign can be one of a number of assessments such as corneal staining (very common), which is assessed by using fluorescein to temporarily stain the cornea to indicate damage or reduction of damage to the cornea.

Likewise, a symptom can be one of a number of assessments such as burning, stinging, or eye grittiness. Various models are used to assess symptoms, or patient discomfort, such as the Ocular Surface Disease Index (OSDI) and other patient questionnaires related to ocular discomfort.

Statistical significance (“significance” or “significant”) uses a 0.05% threshold to determine if the clinical results are real or by chance. Any number equal to or less than 0.05% is typically accepted as a real difference between a drug and a comparator. This is referred to as a “p value.” The lower (better) the p value the more confidence the results are not by chance. The more patients enrolled in a study the better chance that any differences observed between drug and placebo are statistically significant, or real, and not by chance.

The Controlled Adverse Environment (“CAE” or “exacerbated conditions”) model is a methodology used by Ora Inc., a contract research organization (CRO) specializing in the field of ophthalmology, to minimize the variability that arises from external factors among different patient populations contributing to dry eye syndrome. A CAE will temporarily stress the signs and symptoms of dry eye in a safe, standardized, controlled, and reproducible manner. Unlike the CAE model, an “environmental” model takes all patients within a protocol’s inclusion criteria and does not attempt to exacerbate or temporarily stress the dry eye patient. This typically takes the enrollment of more patients to achieve a desired outcome.

A protocol is the document used to fully describe a clinical trial, the target patient population, drug manufacture, disclosure and consent forms, statistical analysis and other important criteria in order to conduct a trial. It is the responsibility of the sponsor to write the protocol and propose the rationale and endpoints of a clinical trial. The FDA does not tell a sponsor how to conduct a clinical trial or choose the endpoints; rather, the FDA accepts or disapproves a protocol and may suggest modifications. Any questions the sponsor or the FDA has pursuant to a clinical trial may be resolved in writing or through a meeting prior to approval by the FDA.

In March 2020, Tβ4 was reclassified from a new drug to a biologic, requiring a biologic license (BLA), rather than a new drug application (NDA) for marketing approval. The differences in these regulatory classifications have more to do with control of manufacturing processes related to biologics. We believe we are in an excellent position regarding the manufacturing controls and processes for RGN-259 and that this reclassification should not materially affect our regulatory path going forward. Moreover, since Tβ4 is now classified as a biologic, it will receive 12 years of market exclusivity under a BLA, rather than 6 years under an NDA, upon marketing approval.

The ARISE Clinical Trials

The ARISE clinical trials are a series of three phase 3 clinical trials in over 1,600 patients, conducted in multiple medical centers across the U.S., assessing RGN-259 for the treatment of dry eye syndrome. As part of the process to fully understand patient data and the effects of RGN-259 compared to placebo we evaluated various subgroups of patients within ARISE-3 and pooled the data from all three ARISE clinical trials. Pooled data means to combine the patient data from all ARISE trials to analyze the results, which may also be compared to the results of each individual trial.

In ARISE-3, a 700-patient phase 3 clinical trial, while the primary endpoints were not achieved, statistically significant efficacy was seen in the improvement of ocular grittiness, a common symptom of dry eye and one of the pre-specified secondary endpoints. Efficacy was seen at one and two weeks after treatment, and post-exposure to an adverse environment (CAE) after two weeks of treatment with RGN-259 compared to placebo (p = 0.0094, 0.0384, and 0.0079, respectively). Also, statistically significant differences were seen with improvement in ocular discomfort during the first week of treatment (as noted in the subject diary) and with several items of the Ocular Surface Disease Index (OSDI) at Day 15, which were other prespecified secondary symptom endpoints.

In addition, through post-hoc analysis, statistically significant differences were seen in the central corneal fluorescein staining score for sign efficacy at 2 weeks after treatment in a subpopulation of ARISE-3 and in the pooled population of three trials of ARISE-1, -2, and -3 comprised with corneal sum fluorescein staining score at the baseline (ARISE-3, p = 0.0352; Pooled data of three trials, p = 0.0074) and in a subpopulation of ARISE-2 and in the pooled population of three trials comprised with inferior corneal fluorescein staining score and Schirmer’s test score at the baseline (ARISE-2, p = 0.0057; Pooled data of three trials, p = 0.0196). In terms of safety and tolerance, it was confirmed that RGN-259 was well-tolerated and continued to demonstrate safety in the treatment of dry eye syndrome consistent with previous clinical trials.

The key take-home points are:

(1)	ARISE-3 provided statistically significant improvements with RGN-259 in a specific and common dry eye symptom, ocular grittiness, compared to placebo:

a.	observed one week after treatment;
b.	observed two weeks after treatment;

c.	observed two weeks after treatment after dry eye patients were stressed in the CAE model; and
d.	In several questions using the ocular surface disease index scale (OSDI), a different symptom assessment methodology.

(2)	In ARISE-3, outside of the prespecified endpoints, statistically significant differences were seen in central corneal fluorescein staining, a sign of dry eye, at two weeks after treatment with RGN-259 in a subpopulation of patients;

(3)	In a pooled sub-population of all three ARISE trials, statistically significant sign differences were also seen in central corneal staining;

(4)	In ARISE-2 and in the same patient population within the pooled group of all three ARISE trials, statistically significant differences were observed in inferior corneal fluorescein staining, another sign of dry eye, at two weeks after treatment with RGN-259;

(5)	RGN-259 acts rapidly;

(6)	RGN-259 continued to demonstrate that it is safe and well-tolerated in the treatment of dry eye.

The conclusions from these expanded analyses are that the use of RGN-259 has demonstrated statistically significant improvements in both signs and symptoms of dry eye syndrome after one and two weeks of treatment when measured across three phase 3 clinical trials in over 1,600 patients, while confirming its excellent safety profile. The question for the FDA will be whether the combined data from these three trials will be sufficient to file for a biologics license (BLA) for marketing approval in the U.S. ReGenTree is working with outside FDA regulatory consulting firms to define our strategy, based on these recent analyses, which we plan to discuss with the FDA in Q3/Q4 of this year.

Neurotrophic Keratitis

Top line results for the NK trial (SEER-1) were reported in May 2020. The trial recruited, treated and analyzed 18 patients. Six out of 10 patients in the RGN-259 treated group and 1 out of 8 patients in the placebo treated group achieved complete corneal healing in 4 weeks. In terms of the primary endpoint, "ratio of corneal wound healed patients after four weeks' administration," the statistical difference was slightly over 0.05 (p = 0.0656, Fisher's exact test), due to the limited number of patients in each group. This strong trend likely would have reached a statistically significant p value of <0.05 had more patients been entered into the trial. When another statistical analysis was used to analyze the same primary endpoint (Chi square test), there was statistical significance, p = 0.0400, even with the limited number of patients.

In addition, in a pre-specified secondary endpoint evaluating corneal epithelial healing at day 43 (two weeks post-treatment) and the durability of RGN-259 treatment, there was a clear statistical difference using the Fisher's exact test, p = 0.0359. Several other efficacy parameters were either highly significant or strongly trending toward statistical significance in the RGN-259 group indicating the depth of patient response to RGN-259. These results demonstrated the efficacy of RGN-259 in NK, despite the small number of patients. As expected, it was well-tolerated and there were no safety issues.

We previously mentioned that during the past several years, ReGenTree began creating a modified eye drop formulation that it believes will enhance the efficacy of thymosin beta 4 for NK, improve the patient experience, and allow a proprietary-valued orphan product price for this rare disease. ReGenTree has developed a preliminary formulation for NK patients that will be considered for use in future clinical study.

Dry Eye Market

The worldwide dry eye syndrome market is estimated by GlobalData to currently be over $4 billion per year and expanding to over $11 billion by 2028. They predict the U.S. dry eye market to be over $8 billion per year by 2028. To date, three pharmaceutical products have been approved in the U.S. that are used to treat dry eye syndrome, although none are optimal in their treatment of the disorder. As mentioned in previous communications, Novartis purchased the dry eye drug, Xiidra®, from Takeda for up to $5.3 billion, $3.4 billion of which was upfront and $1.9 billion based on future milestones. Xiidra® had 2018 U.S. sales of approximately $400 million. We believe this transaction reflects the market value of approved dry eye drugs and is a benchmark for the potential value of RGN-259. We also believe RGN-259 is significantly differentiated from Xiidra® and Restasis® (approved for increasing tear production) as RGN-259 has shown no significant toxicities or patient discomfort in over 1,700 patients treated to date and acts more rapidly in alleviating the signs and symptoms of dry eye.

A third product was recently approved for DES. Eysuvis® (loteprednol etabonate ophthalmic suspension 0.25%) is the first ocular corticosteroid approved by the FDA for the actual treatment of dry eye disease. Kala is planning to launch it in the U.S. in the near future. Since Eysuvis® is a steroid, it is approved for use for only for up to 2 weeks of treatment as steroids can have significant and long-lasting side effects. We believe RGN-259, if approved, offers advantages over steroidal eye drop formulations.

Zhaoke Ophthalmology

We previously licensed our Tβ4 assets to Lee’s Pharma, based in Hong Kong, for development and commercialization in China, Hong Kong, Macau, and Taiwan (Greater China). Lee’s recently spun off its ophthalmology assets to a new company, Zhaoke Ophthalmology Ltd., which is dedicated to the research, development and commercialization of ocular therapies addressing unmet medical needs in Greater China. With our concurrence, Lee’s assigned their license to Zhaoke to develop and commercialize RGN-259. Zhaoke has established an advanced ophthalmic manufacturing facility and is assembling an experienced marketing team. RGN-259 is identified as one of their main pipeline drugs and they are planning to submit an IND to the NMPA (the Chinese FDA) in 2022 and initiate a phase III trial in China in 2023. In April 2021, Zhaoke raised approximately US$270 million in its initial public offering, which was sponsored by Goldman Sachs and Jeffries and included a number of well-known private equity investors. Thus, we look forward to continuing our work with Zhaoke to develop RGN-259 for the licensed territory.

Operations

We stated in previous press releases, stockholder letters, and SEC filings that RegeneRx had limited capital and would be deploying its capital to maintain existing operations through the reporting of ARISE-3 results. This was achieved.

In June 2021, we completed a private placement, receiving gross proceeds of approximately $2 million. The investors included members of management and the board of directors, several other accredited investors, and a number of institutional funds sourced through an investment bank. This capital will allow us to continue our operations at our current level for at least the next twelve months and give us ample time to develop and implement our regulatory strategy for RGN-259. We anticipate this will occur over the next several months with the objective to meet with the FDA during Q3/Q4 2021 to determine whether we will be able to file for a biologics license (BLA) or need to conduct additional clinical work. GtreeBNT has indicated they are prepared for either case. We now have sufficient runway to determine the best path forward once we meet with the FDA.

RGN-352 has significant potential for the treatment of cardiovascular and neurovascular injuries and, most recently, it has been shown that it may also have a role in the treatment of the symptoms of the COVID-19 corona virus. A multi-institutional team of scientists from eight American research centers published a research paper on new therapeutic approaches for COVID-19 in which they propose that Tβ4, because of its ability to induce fibrinolysis, among its other wound repair activities, may be useful in treating patients with the COVID-19 virus. These areas of research are compelling, but we are not able to adequately pursue them until we have sufficient capital to support such efforts. We hope that with good news from the FDA later this year, we will be able to raise additional capital at a higher valuation so that we can support these very important areas of research and clinical application.

During the past year, we also filed a number of new patents specifically related to the use of Tβ4 for the treatment of COVID and repair of organs damaged by the virus, as well as for other areas of research related to Tβ4. These patent applications, if granted, will extend and expand coverage of our areas of interest. Additionally, if RGN-259 is approved as a biologic in the U.S. it will confer 12 years of exclusivity for the product unrelated to any patent coverage. In Europe, the exclusivity period is 10 years.

Due to COVID-19 last year, we did not conduct an annual stockholders’ meeting. This year we intend to hold a meeting this coming October.

Summary

To summarize, we are moving forward with development of RGN-259 through our U.S. joint venture, ReGenTree LLC. Our licensee, Lee’s Pharma, through Zhaoke Ophthalmology, is moving forward with RGN-259 development in Greater China and is now in a strong position to expedite this development. Research continues around the world with Tβ4 demonstrating its potential value in the treatment of many different diseases, all of which have commonalities of tissue protection and repair. And, we now have capital to allow us to continue moving forward over the next twelve months. We continue to believe RegeneRx is on the right path, has capable and competent partners, and will achieve significant success with its drug candidates.

Best regards,

/s/ J.J. Finkelstein	/s/ Allan Goldstein

J.J. Finkelstein	Allan L. Goldstein, Ph.D.
President & CEO	Chairman and Chief Scientific Advisor

Forward-Looking Statements

Any statements in this stockholder letter that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Forward-looking statements in this stockholder letter include, but are not limited to, statements regarding our strategic and research partnerships, regulatory applications and approvals, the development and timing of our drug candidates, the use of our drug candidates to treat various conditions, operating strategies, and our financial needs. The proposed clinical trials and costs to operate the Company during such trials, as well as the other forward-looking statements, are expectations and estimates based upon information obtained and calculated by the Company at this time and are subject to change. Moreover, there is no guarantee any of these trials will be successful or confirm previous clinical results. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2020, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this stockholder letter represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.